EXHIBIT 10.1

First Amendment

to

Executive Employment Agreement

This First Amendment (the “First Amendment”) to Executive Employment Agreement is made this 24th day of March, 2008, by and between The Quantum Group, Inc., a Nevada corporation (the “Company”), on the one hand, and Noel J. Guillama, Chairman of the Board of Directors and Chief Executive Officer of the Company, on the other hand (the “Executive”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated as of September 7, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive continues to perform valuable services for the Company and the Company desires to assure itself of the continuing services of Executive; and

WHEREAS, in consideration of the foregoing and in order to amend the terms of the Agreement and to provide for certain additional compensation to the Executive in accordance with the present intent of the Company and the Executive.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, and in further consideration of the mutual covenants contained in the Employment Agreement, the parties do hereby agree that the Employment Agreement is hereby amended as follows:

1.

Section “4. Compensation and Benefits. a. Salary.” to be amended and restated to read in its entirety as follows:

“Salary.  The Executive shall be paid a base salary (the “Base Salary”), payable monthly, at an annual rate of no less than Two Hundred Fifty Thousand Dollars ($250,000) for the first year effective as of January 1, 2008.  The Base Salary shall be subject to review, on an annual basis, for subsequent increases by the Compensation Committee of the Board of Directors of the Company in accordance with such policies as the Company may hereafter adopt from time to time.  All such subsequent annual increases in the Executive’s then current salary shall be in the amount of no less than five percent (5%) increments over his salary for the prior period.  The Base Salary will be payable in accordance with the customary payroll practices of the Company.”

2.

Section “4. Compensation and Benefits. b. Annual Bonus.” to be amended and restated to read in its entirety as follows:

“Bonus.  As additional compensation, the Executive shall be entitled to receive a bonus (“Earnings Bonus”) for each fiscal year during the initial term of Executive’s employment with the Company in the amount of two percent (2%) of Earnings Before Income Taxes of the Company earned during the fiscal year for which the Earnings Bonus for that period is determined, as well as any additional compensation, principally additional stock options or grants of restricted stock, which the Company’s Compensation Committee may determine appropriate for Executive and other executives of the Company.

In addition, the Executive shall be entitled to receive a bonus (“Revenue Bonus”) for each fiscal year during the initial term of Executive’s employment with the Company in the amount of one half of a percent (0.5%) of an increase in the Company’s revenues for the fiscal year for which the Revenue Bonus is determined as compared with the Company’s revenue for its prior fiscal year.

The respective payments for the Earnings Bonus and the Revenue Bonus will made on or before March 15th of the year following the end of the fiscal year in which such bonuses were earned.  Notwithstanding the foregoing, if any payment to Executive hereunder is determined to constitute a payment of nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, such payment shall be delayed until the date that is six months after the date of Executive’s separation from service with the Company, so as to comply with the special rule for certain “specified employees” set forth in Code Section 409A(a)(2)(B)(i) unless it is determined that immediate distribution is permissible (and does not trigger any additional tax liability pursuant to Code Section 409A(a)(l)) pursuant to Code Section 409A(a)(2)(A)(v) by reason of being payable in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial position of the assets of the Company.”

Under no circumstances will the sum of the Earnings and Revenue bonuses exceed 200% of the Executive’s base pay for that year.  In view of the fact that the compensation of the key members of management is of major importance to the Company and the Executive, it is further agreed that a review of all compensation for top executives will be undertaken by the Compensation Committee in the near future and that the bonus plans may be superceded and replaced by a comprehensive executive compensation plan to be submiited to the Board of Directors for consideration in due time.

3.

Section “4. Compensation and Benefits. i. Stock Options” to be amended and restated to read in its entirety as follows:

“Stock Options.  The Company will submit to shareholders for their approval a plan that will provide inter alia for the issuance of options to Company executives (including those options that are the subject of this Section 4) at the 2008 Annual Meeting of Shareholders. All options issued pursuant to this Section 4 to Executive will be issued under that plan and will be subject to shareholder approval of the plan.

i.

Longevity Options.

The Executive shall be entitled to receive additional longevity options (“Longevity Options”) at the rate of options to purchase 20,000  shares of the common stock of the Company on the date of the execution of this First Amendment at then current Volume Weighted Average Price (“VWAP”) of the Company’s stock for the 30 days preceding the grant date ($2.06 for this first grant), plus an additional 10,000 options shares for each year of employment counting from January 1, 2008, as adjusted for any future stocks splits and other combinations, on the anniversary of the Secondary Public Offering at then current Volume Weighted Average Price (“VWAP”) of the Company’s stock for the 30 days preceding the grant date.  All such Longevity Options shall expire ten years from the date of vesting. The first 25% of any such Longevity Options shall vest on the grant date; the remaining 75% of such options shall vest and become exercisable in three equal installments on the first three annual anniversaries of the grant date.

ii.

Performance Options.

The Executive shall be entitled to receive additional performance options (“Performance Options”) at the following rate:

(a)

50,000 options to purchase shares of common stock in the event that the Company’s annual revenues are equal to or exceed $25 million; such options shall be granted within ten days following the publication of audited financial statements for the fiscal year in which such revenue level was attained, and will have an exercise price per share equal to the VWAP of a share Company’s Common Stock for the 30 calendar days preceding the grant date; and

(b)

additional 50,000 options to purchase shares of common stock every time the annual run rate of revenues of the Company surpasses an incremental level of $20 million, that is, at each of the following milestones: whenever the Company’s annual revenues are equal to or exceed $45 million, $65 million, $85 million, $105 million, $125 million, $145 million, $165 million, $185 million, $205 million, $225 million, $245 million, $265 million, $285 million and $305 million.  Options granted for achieving each threshold shall be paid only once.  No such grants can be awarded after March 1, 2013, unless renewed explicitly by the Board. Such options shall be granted within _30_ days following the close of such fiscal year and will have an exercise prices per share equal to the VWAP of a share Company’s Common Stock for the 30 calendar days preceding the grant date.

All such Performance Options shall expire ten years from the date of grant. The first 25% of such Performance Options shall vest and become exercisable on the grant date; the remaining 75% of such options shall vest and become exercisable in three equal installments on the first three annual anniversaries of the grant date.”

iii.

Extraordinary Options.

In recognition of the substantial technological contributions made by the Executive and the Company’s team of innovation officers, the Board has agreed to issue a one-time grant of Extraordinary Options totaling 700,000 options to purchase common stock of the Company at a exercise price of $2.06 (equivalent to the 30-day VWAP of the Company’s shares prior to the meeting of the Board of Directors during which this grant was agreed upon).  These options to purchase shares will be distributed among all key senior executives (including the Executive) in  a manner to be proposed by the Executive and approved by the Compensation Committee of the Board.

4.

Section “7. Covenant Not to Compete.” to be amended and restated to read in its entirety as follows:

“Covenant Not to Compete. The Executive agrees to the following:

a.

During the term of the Executive’s employment by the Company and for an additional period of two (2) years after termination of the Executive’s employment under this Agreement or any Renewal Term or extension thereof (the “Restricted Period”), for whatever reason, i.e., whether or not the Executive’s employment has been terminated for cause or good reason, and in any geographic area in which the Company is then doing business (the “Restricted Area”), Executive will not:

i.

Directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the providers and payers which the Company has a business relationship with at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company; or

ii.

 Directly or indirectly recruit or solicit any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or employ or seek to employ, or cause to permit any business which competes directly or indirectly with the

Business of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within twelve (12) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

iii.

Directly or indirectly, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship contractual or otherwise, between the Company and any Providers, Employees or Agents of the Company.

b.

The provisions of Section 7 will not apply to any corporation, limited liability company, joint venture or partnership which is created, sponsored or controlled by the Company with the knowledge and/or consent of the Board of Directors, nor shall they apply to any limited liability company, joint venture or partnership in which the Executive’s participation has been approved by the Board of Directors or the Compensation Committee of the Board of the Directors.

c.

This Covenant Not to Compete, Section 7, shall survive the termination of this Agreement and may be enforced independently of this Agreement in accordance with Sections 10 and 11 of this Agreement which shall apply in any subsequent dispute and/or litigation over this Covenant Not to Compete.

d.

Notwithstanding anything in this Section 7 to the contrary, the Executive’s obligations under this Section 7 arising after the termination of Executive shall be suspended during any period in which the Company elects not to pay to termination payments required to be paid to the Executive pursuant to Section 6 of this Agreement In addition, the Executive acknowledges and agrees that the Company is entitled to offset the full amount of the Executive’s earnings from any employer other than the Company in the event that he is gainfully employed during the Restricted Period against any and all termination payments required to be paid to the Executive hereunder. So long as the Executive is bound by this covenant, the Company shall provide continued payment of all salary and benefits.  Salary and benefits include the Base Salary then in effect and the highest Earnings and Revenue Bonuses earned and paid during the years preceding the Executive’s termination, to be provided in equal monthly installments throughout the Restricted Period, e.g, if the Executive is no longer employed and his last Base Salary was $250,000 and his previously earned highest Earnings and Revenue Bonuses totaled $500,000 ($750,000 in total cash compensation), the Executive would receive $62,500 monthly throughout the Restricted Period. The provisions of this Section 7 are subject to the provisions of Section 22 of this Agreement.”

5.

Section “12. Non-disparagement.” to be amended and restated to read in its entirety as follows:

“Intentionally omitted.”

6.

In addition to the foregoing amendments to the Employment Agreement, upon effective date of this First Amendment, the Executive shall be entitled to receive a grant of one-time signing options to purchase 600,000 shares of the Company’s Common Stock at an exercise price of $2.06 per share (the “Signing Options”).  Such Signing Options shall vest and become exercisable as follows: (i) 25% of the Signing Options (options to purchase 175,000 shares), shall vest immediately on the grant date, and (ii) the remaining 75%, of the Signing Options (options to purchase 525,000 shares) shall vest in three equal annual installments of 175,000 each on January 1, 2009, 2010 and 2011, respectively. The Company shall, to the extent there are options available for issuance under its existing 2003 Incentive Equity and Stock Option Plan, issue such options to the Executive in order to issue, in part, the Signing Options promptly upon execution of and in accordance with the terms and provisions of this First Amendment, with the remaining balance of the Signing Options due and issuable to the Executive hereunder to be issued under the Company’s 2007 Equity Incentive Plan which options shall be subject to shareholder approval.  The Signing Options will expire ten years from the date of grant.

The Company and the Executive hereby understand and agree that the grant of 200,000 options to purchase shares of the Company’s common stock which have been issued to the Executive pursuant to Section 4.i. of the Employment Agreement remain in force and effect.

7.

If and to the extent applicable, the Executive shall be entitled to participate in such plans, programs or policies of the Company pertaining to compensation for intellectual property as may be offered to all employees, including executive management, of the Company,

8.

The Executive shall be reimbursed for his legal fees and expenses in connection with negotiating and preparing of this Amendment, provided, however, that such legal fees and expenses do not exceed $5,000 in toto and, prior to the Company’s payment of any such fees, the Company be provided a written statement detailing such fees.

In all other respects, the provisions of the Employment Agreement as restated remain unchanged and in full force and effect.

THE PARTIES TO THIS FIRST AMENDMENT HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS AND CONDITIONS, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Palm Beach County, Florida.

EXECUTIVE:

/s/ Noel J. Guillama
Noel J. Guillama

Approved on behalf of Company:
/s/ Jose de la Torre
Chair of Compensation Committee
on Behalf of Board of Directors

CORPORATE OFFICER:

/s/ Donald B. Cohen
Donald B. Cohen